Exhibit 99.3

Letter to Shareholders

In the first quarter of 2019, TerraForm Power generated cash available for distribution (“CAFD”) of $44 million compared to $23 million in the same period of the prior year. In addition to the contribution from the Saeta acquisition, the increase in CAFD reflects the ramp up of the completed margin enhancement initiatives that we began implementing last year. In August 2018, we executed a framework operations and maintenance (“O&M”) agreement with General Electric (“GE”) to whom we are transitioning the operations of our entire North American wind fleet. Also in late 2018, we completed our solar performance improvement plan. We are pleased to report that these initiatives contributed $6 million of CAFD in accordance with expectations:

•	Compared to the first quarter of 2018, the O&M expense for our North American wind fleet declined by $2 million as a result of turning over operations of six wind farms to GE at the beginning of the quarter;

•	We accrued approximately $2 million of incremental margin pursuant to our long term service agreements (“LTSAs”) at a number of wind farms, including KWP in Hawaii, demonstrating the performance related benefits of these new arrangements; and

•	Adjusting for resource and curtailment, our solar farms produced 14 GWh more electricity in the first quarter than in the same period the prior year. This translated to approximately $2 million of incremental revenue.

Once fully implemented, which we expect will occur by mid-2019, we anticipate that these completed margin enhancement initiatives will increase CAFD by over $40 million per year. The progress summarized above does not include additional cost savings from our Spanish wind fleet. As a result of termination of the O&M contract with the prior service provider earlier than expected, we realized $1 million of savings in the first quarter, excluding transition costs, reflective of the terms of the LTSAs with new service providers that we are in the process of finalizing.

Financial Results

In the first quarter of 2019, TerraForm Power delivered Net Loss, Adjusted EBITDA and CAFD of $(36) million, $178 million and $44 million, respectively. This represents a decrease in Net Loss of $40 million, an increase in Adjusted EBITDA of $82 million and an increase in CAFD of $21 million, compared to the same period in 2018. The improvement in our results primarily reflects the Saeta acquisition, improved availability in our wind fleet and contribution from our margin enhancement initiatives.

Performance during the quarter further demonstrated the benefits of diversification of our renewable power portfolio. In Europe, strong wholesale market prices more than offset resource that was below normal, yielding results that were above expectation. This offset performance in North America that was below expectation due to below average wind and solar resource and availability that was negatively impacted by icing and blade repair work.

In the second quarter, we plan to finish all blade repair work that is required prior to turning over operations of the remainder of our wind fleet to GE as well as finalizing the transition to new O&M providers for our Spanish wind fleet. This will negatively impact our availability. However, beginning in the third quarter, we expect to operate at the availability level that underpins our Long Term Average (“LTA”).

Liquidity Update

We continue to progress the execution of the $350 million non-recourse debt component of our financing plan for the Saeta acquisition. We expect to close our third project financing in May, raising proceeds of $100 million, and the fourth and final project financing by the end of the second quarter. In May, we also closed the refinancing of our wind farm in Uruguay, raising $65 million of incremental proceeds. To further support corporate liquidity, we also released $23 million of cash in the first quarter by collateralizing project-level reserve accounts with letters of credit primarily at a number of our European projects. Upon application of proceeds from these liquidity initiatives, we anticipate that we will reduce the drawn balance of our revolving credit facility by over $300 million, which will help reduce our corporate debt to cash flow ratio to our target of between 4x to 5x by the end of 2019.

Operations

To date, we have turned over operations of 10 of 16 projects in our North American wind fleet and successfully transferred all system control functions to GE. In addition, we have received all required consents from tax equity partners and non-recourse lenders for three of the remaining six projects. For the remaining projects, we are in the process of securing the required consents. We expect to complete the transition of operations to GE by July, which will be a significant milestone for TerraForm Power as we will begin realizing the full benefits of the LTSAs.

In late 2018, we solicited proposals for LTSAs for our 540 MW Spanish wind fleet, which is comprised of turbines manufactured by Vestas, GE, Siemens, and Gamesa. Previously, these assets had been operated by a third party who had subcontracted O&M services to the OEMs. During the first quarter of 2019, we reached an agreement to terminate the existing O&M agreement, and we have turned over operations to the OEMs under letters of intent in which we have negotiated the main commercial points of the agreements. We are now finalizing the LTSAs, which along with renegotiated O&M agreements for our wind fleet in Portugal and Uruguay, are expected to yield approximately $4 million in annual cost savings going forward.

Late last year, we launched a request for proposal process to improve the contract terms for the operations and maintenance of our North American solar fleet. Our goal is to lower our cost and improve the alignment of interests by implementing production guarantees with penalties and bonuses based upon performance. We have currently shortlisted a number of providers, who recently submitted proposals following completion of their due diligence. We are seeking to award contracts to one or more providers sometime in the second quarter of 2019 and expect $2 million of annual cost savings from this initiative.

Growth Initiatives

In March 2019, we entered into a non-binding letter of intent to negotiate exclusively with the seller of a four-project, 15 MW solar portfolio in Massachusetts. These assets are being acquired pursuant to a right of first offer with the seller. TerraForm Power has been operating these assets under a management services agreement since 2015, affording us a high degree of familiarity with the projects and markets. Under the terms of the non-binding letter of intent, the acquisition is expected close in two phases - the first 11 MW in June 2019 and the remaining 4 MW in December 2019. In the first quarter, we also completed the acquisition of the tax equity interest in an existing 10 MW solar portfolio located in Ohio and California as well as a minority interest in an existing 14 MW solar asset located in Nevada. In total, we expect to deploy approximately $30 million for these acquisitions, of which $6 million was deployed during the first quarter. We expect these acquisitions to generate returns on equity within our target range.

Regulatory Update

In the Spanish general election on April 28, 2019, Spain’s center-left Socialist Worker’s Party (“PSOE”) won 123 seats in Congress, which was far more than any other party and an increase of 38 seats from the number of seats the PSOE previously held. While this is short of the 176 seats required to unilaterally establish a government, the PSOE, which is led by current Prime Minister Pedro Sanchez, now enjoys a stronger political mandate and is in the driver’s seat to form a governing coalition. We believe this result is positive for the regulated rate of return as the previous Sanchez-led government proposed maintaining the regulated return at its current level of 7.4% for the next 12 years commencing 2020 for all renewable assets in operation before September 2013, including all of our Spanish assets. In light of these election results and broad based support for renewable power amongst Spanish political parties, we are optimistic that the newly formed government will pass a constructive solution to the regulated return in a timely fashion.

Outlook

With modest economic growth, minimal signs of inflation and more accommodative central bank policy, including the policies of the U.S. Federal Reserve, investors have shifted expectations to an environment of low interest rates for the foreseeable future. As a result, there has been strong investor appetite for yield, which has caused price appreciation for high dividend paying securities. Separately, as evidenced by the oil and gas sector, investors are penalizing companies that do not live within their means and must raise outside capital to support their growth plans.

We believe that TerraForm Power is well-positioned in such an environment. TerraForm Power has unique diversification amongst renewable power companies. Under most power purchase agreements, wind or solar farms must produce electricity to generate revenue. Thus, resource risk is one of the greatest risks of the asset class. With renewable power assets in over seven regions on two continents, TerraForm Power enjoys significant geographic diversification. Furthermore, our revenue mix is evenly split between wind and solar – resources which are not correlated from a time of day or seasonal perspective. Finally, approximately 23% of TerraForm Power’s revenue is a capacity payment under Spanish regulation with no resource or curtailment risk. This unique diversification provides considerable stability for TerraForm Power’s dividend, which was evidenced in our results in the first quarter.

In addition, TerraForm Power’s margin enhancement initiatives are expected to cover approximately 75% of the growth required to achieve its targeted 5% to 8% annual dividend increase through 2022 at a payout ratio of 80% to 85% of CAFD. Thus, TerraForm Power needs only a modest amount of organic growth investments and add-on acquisitions in order to fill the remaining gap. These investments should be fundable through internally generated cash flow. As a result, TerraForm Power should not need to issue any debt or equity capital to meet its growth target over the next four years. This does not mean that we will not execute an acquisition that requires us to issue equity. However, we can afford to be patient and wait for an accretive transaction, with our ability to achieve our growth target and enhance shareholder value remaining in our own hands.

As always, we look forward to updating you on our progress in executing our business plan over the coming quarters.

Sincerely,

John Stinebaugh

Chief Executive Officer

May 9, 2019